Exhibit (a)(1)(A)

ACTIVE POWER, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

NOVEMBER 9, 2007

ACTIVE POWER, INC.

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at

5:00 p.m., Central Time, on December 11, 2007 unless we extend them.

By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible employees holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and, only if they hold certain outstanding options with an original exercise price per share less than $2.50, to receive cash payments (we refer to this as the “offer”). Each eligible employee holding eligible options will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options, the new exercise price that would apply to each eligible option, if amended, a description of any potential cash payments and other details relating to your eligible options.

Active Power, Inc. has determined that certain of your stock options may have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). These consequences include income inclusion at vesting, an additional 20% penalty tax and interest charges plus continued taxation, penalty taxes and interest charges in subsequent years (until the eligible option is exercised or expires) on any increase in the value of the underlying stock. If you elect to participate in this offer, your eligible options no longer will be subject to such adverse tax consequences.

You are an “eligible employee” only if:

•

you are an employee of Active Power, Inc. or our subsidiaries (collectively referred to as “Active Power,” the “Company,” “we,” “our,” or “us”) as of the last date on which this offer remains open for acceptance;

•	you are subject to taxation in the United States;

•	you hold otherwise eligible options; and

•

as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:

•	the option was granted under the Active Power, Inc. 2000 Stock Incentive Plan (the “Active Power Stock Plan”);

•

it has been determined that the option may have an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

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•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:

1. Your eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Active Power on the option’s measurement date for financial reporting purposes. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options; and

2. In addition, if your eligible option had an original exercise price less than $2.50 per share (“eligible cash payment option”), for each such eligible cash payment option amended in this offer, you will receive a cash payment, less applicable tax withholding, on the Company’s first payroll date in 2008 equal to the difference between the new exercise price per share of the amended option, and the original exercise price per share, multiplied by the number of unexercised shares of Active Power common stock subject to the amended option in the manner described below. Your Addendum will list the number of unexercised shares subject to your option, and, to the extent applicable, the cash payment you will be entitled to receive for each eligible cash payment option you elect to have amended.

Amended Options and Cash Payments

If you elect to participate in this offer, the eligible option will be amended on the date that this offer expires (currently expected to be December 11, 2007) and you will receive a promise to make payments promptly after the expiration of the offer. Each amended option will be subject to option agreements between you and the Company, as amended by this offer. Any amended option you receive will continue to be subject to the same vesting schedule.

Promptly following the expiration of the offer, we will send you an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. In addition, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the eligible cash payment options you elected to have amended pursuant to this offer. Cash payments will be paid on the Company’s first payroll date in 2008 and all such payments will be subject to applicable tax withholding. Cash payments will not be subject to any vesting conditions, so you will receive any cash payments to which you are entitled on the Company’s first payroll date in 2008, regardless of whether the eligible cash payment option is vested and regardless of whether or not you are providing services to us then.

Other Matters

The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer.

Our common stock is traded on The Nasdaq Global Market under the symbol “ACPW.” On November 8, 2007 the closing price of our common stock was $2.01 per share. Before deciding to participate in this offer, you should evaluate current market quotes for our common stock, among other risks of participating in this offer.

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See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT – ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must complete and sign the attached election form, and return it before 5:00 p.m., Central Time, on December 11, 2007, via fax or email to:

Jennifer Crow
Finance Manager
Active Power, Inc.
Fax:	(512) 836-4511
Email:	jennifercrow@activepower.com

Election forms submitted via email must contain your properly completed and signed election form as an attachment to your email. Only responses that are complete, signed, and actually received by the Company by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election forms is at your risk. Active Power intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation that Active Power has received your response, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email Jennifer Crow at jennifercrow@activepower.com. Responses may be submitted only via fax or email. Responses submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service) are not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

Active Power will not provide tax advice specific to an individual’s circumstances. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct general questions about the terms of this offer to:

John K. Penver
Chief Financial Officer
Active Power, Inc.
Tel:	(512) 744-9234
Fax:	(512) 836-4511
Email:	johnpenver@activepower.com

Offer to Amend the Exercise Price of Certain Options, dated November 9, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. Some state jurisdictions may also impose additional taxes with respect to your eligible options. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which is shown, or if no date is otherwise indicated, the date of this offer.

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SCHEDULE A	Information Concerning the Executive Officers and Directors of Active Power, Inc.	A-1

SCHEDULE B	Summary Financial Information of Active Power, Inc.	B-1

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire offer, the accompanying email from James Clishem dated November 9, 2007, and the election form together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	What is the offer?	3
Q2.	Why is Active Power making this offer?	4
Q3.	Who is eligible to participate in this offer?	4
Q4.	Which options are eligible for amendment in this offer?	4
Q5.	How do I participate in this offer?	5
Q6.	If I decide to participate in the offer, what will happen to my current eligible options?	6
Q7.	What will I receive in return for my options?	6
Q8.	When will I receive my amended options and, if applicable, cash payments?	7
Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?	8
Q10.	Am I required to participate in this offer?	8
Q11.	Once my eligible options are accepted for amendment, is there anything I must do to receive the amended options or, if applicable, cash payments?	8
Q12.	When will my amended options vest?	8
Q13.	Will the terms and conditions of my amended options be the same as my original options?	8
Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?	8
Q15.	What happens to my eligible options if I do not turn in my election form by the deadline, choose not to participate or my eligible options are not accepted?	9
Q16.	Are there any positive or negative tax consequences to my participation in the offer?	9
Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	10
Q18.	How will Active Power confirm to me that my election form has been received?	10
Q19.	Can I accept this offer with respect to shares of Active Power common stock that I previously acquired upon exercise of options?	11
Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	11
Q21.	What are the accounting consequences of the offer?	11
Q22.	How does Active Power determine whether I properly have accepted this offer?	11
Q23.	When will my amended options expire?	11
Q24.	Will I receive any paperwork indicating my options have been amended?	11
Q25.	Are there any conditions to this offer?	11
Q26.	If you extend the offer, how will you notify me?	12
Q27.	How will you notify me if the offer is changed?	12
Q28.	Can I change my mind and withdraw from this offer?	12
Q29.	How do I withdraw my election?	12
Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?	12
Q31.	Can I change my mind about which eligible options I want to accept with respect to this offer?	12
Q32.	How should I decide whether or not to accept this offer with respect to my eligible options?	13

Q33.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	13
Q34.	Will my amended options remain nonstatutory stock options for United States tax purposes?	13
Q35.	Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?	13
Q36.	Whom can I contact if I need to confirm Active Power’s receipt of my election form, I have questions about the offer or if I need additional copies of the offer documents?	13

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended and, with respect to eligible options with an original exercise price per share less than $2.50, to receive a cash payment. This opportunity is described in the following questions and answers and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•	“Active Power Stock Plan” refers to the Active Power, Inc. 2000 Stock Incentive Plan.

•	“amended options” refers to eligible options that are amended pursuant to this offer.

•

“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date will be December 11, 2007, which is the same date as the expiration date of the offer. If the expiration date is extended, then the amendment date will be extended similarly.

•

“Addendum” refers to the document that will be provided to each eligible employee. The Addendum will list eligible options and, for each eligible option, will list the original exercise price, the number of unexercised shares subject to the option, the new exercise price if the option is amended and, to the extent applicable, the cash payment related to an eligible cash payment option, if amended.

•

“eligible employee” refers to each individual who is an employee of Active Power, Inc. or its subsidiaries as of the last date on which this offer remains open for acceptance; is subject to taxation in the United States; holds otherwise eligible options; and as of the last date on which this offer remains open for acceptance, is not and has never been an officer or director of the Company for purposes of Section 16 of the Exchange Act.

•

“eligible cash payment options” refers to all eligible options that had an original exercise price per share less than $2.50, with respect to which you may accept this offer in exchange for amended options and cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•

“eligible options” refers to all options with respect to which you may accept this offer in exchange for amended options and, to the extent applicable, cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“executive officers” refers to those officers of Active Power listed on Schedule A, including those who are officers for purposes of Section 16 of the Exchange Act.

•

“expiration date” refers to the date that this offer expires. The expiration date will be December 11, 2007 at 5:00 p.m., Central Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase Active Power common stock. An amended option’s new exercise price will be equal to the fair market value of a share of Active Power common stock on the applicable eligible option’s measurement date for financial reporting purposes. Your Addendum will list this new exercise price for each of your eligible options should you accept this offer with respect to such options.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on November 9, 2007, and end at 5:00 p.m., Central Time, on December 11, 2007, unless the offer is extended.

•	“option” refers to an option to purchase one or more shares of our common stock.

•

“original exercise price” refers to the original exercise price of an eligible option, as described in Question and Answer 7. Your Addendum will list the original exercise price of each of your eligible options.

•

“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the final and proposed tax regulations thereunder, issued pursuant to the American Jobs Creation Act of 2004.

Q2.	Why is Active Power making this offer?

A2.	It has been determined that certain options granted under the Active Power Stock Plan were issued with an exercise price less than the fair market value of the underlying Active Power common stock on the date of grant. Unfortunately, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 likely will subject the eligible employees to unfavorable tax consequences. If the eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated. (See Section 3)

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. The currently outstanding options were issued to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services for Active Power and to promote the success of our business.

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if:

•	you are an employee of Active Power as of the last date on which this offer remains open for acceptance;

•	you are subject to taxation in the United States;

•	you hold otherwise eligible options; and

•

as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act. (See Section 1)

None of our executive officers or directors are eligible to participate in this offer.

Q4.	Which options are eligible for amendment in this offer?

A4.	An option to purchase the Company’s common stock is an eligible option under this offer only if each of the following conditions is met:

•	the option was granted under the Active Power Stock Plan;

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Central Time, on December 11, 2007 (the “expiration date”):

1.	Properly complete the attached election form by selecting the “Accept Offer” box and signing and dating the form.

2.	Fax the completed and signed election form to Jennifer Crow at the fax number (512) 836-4511. Alternatively, you may send an email to Jennifer Crow at jennifercrow@activepower.com with the completed and signed election form attached to your email.

If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. To help you determine your outstanding eligible options and to give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible option grants, the new exercise price that will apply if the eligible options are amended and, to the extent applicable, the cash payment you will receive for the eligible cash payment options, if amended. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any election to accept this offer that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made. (See Section 4)

Your election to participate becomes irrevocable at 5:00 p.m., Central Time, on December 11, 2007, unless the offer is extended past that time, in which case your election will become irrevocable upon the new expiration date. The only exception is that if we have not accepted your options by 5:00 p.m., Central Time, on January 10, 2008, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 8:00 a.m., Central Time, on the U.S. business day following the previously scheduled expiration date.

If you participate in this offer, you must complete and sign the attached election form, and return it before 5:00 p.m., Central Time, on December 11, 2007, via fax or email to:

Jennifer Crow
Finance Manager
Active Power, Inc.
Fax:	(512) 836-4511
Email:	jennifercrow@activepower.com

Election forms submitted via email must contain your properly completed and signed election form as an attachment to your email.

Only responses that are complete, signed, and actually received by the Company before the deadline will be accepted. The delivery of election forms is at your risk. Active Power intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation that Active Power has received your response, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email Jennifer Crow at jennifercrow@activepower.com. Responses may be submitted only via fax or email. Responses submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service) are not permitted.

Q6.	If I decide to participate in the offer, what will happen to my current eligible options?

A6.	If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer). The expiration date will be December 11, 2007, unless the offer period is extended. In addition, with respect to any eligible cash payment options amended pursuant to this offer, you will become entitled to receive the cash payment described below, less applicable tax withholding.

The amended option will continue to be subject to the terms and conditions of the Active Power Stock Plan under which the original option was granted, and to an amended option agreement between you and the Company. (See Section 6)

Q7.	What will I receive in return for my options?

A7.	If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to increase the original exercise price per share to the new exercise price. The new exercise price will be the fair market value of a share of Active Power common stock on the option’s measurement date for financial reporting purposes.

If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options.

2.	In addition, for each eligible option with an original exercise price per share less than $2.50 (we refer to such eligible option as an “eligible cash payment option”) amended in this offer, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.

Your Addendum will list the number of unexercised shares subject to your eligible option and, to the extent applicable, the cash payment you will be entitled to receive for each eligible cash payment option you elect to have amended.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example 1

You were granted an option on December 8, 2004 to purchase 1,000 shares of Active Power common stock with an exercise price per share equal to $1.50 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of Active Power common stock was $2.50 per share. As of the offer expiration date, you had not exercised any portion of the option.

1.	The option to purchase 1,000 shares will be amended to increase the exercise price to $2.50 per share.

2.	A cash payment of $1,000 ($2.50 minus $1.50 multiplied by 1,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, payable on the Company’s first payroll date in 2008.

Eligible Option Example 2

You were granted an option on December 8, 2004 to purchase 1,000 shares of Active Power common stock with an exercise price per share equal to $3.50 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of Active Power common stock was $4.50 per share. As of the offer expiration date, you had not exercised any portion of the option.

1.	The option to purchase 1,000 shares will be amended to increase the exercise price to $4.50 per share.

2.	Since the original exercise price of the option of $3.50 is greater than $2.50, the option is not an eligible cash payment option and consequently, no cash payment will be made with respect to this option.

Q8.	When will I receive my amended options and, if applicable, cash payments?

A8.	Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be December 11, 2007. If the expiration date of the offer is delayed, the amendment date similarly will be delayed. Promptly after the expiration of the offer, you will receive an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. (See Section 6)

In addition, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the eligible cash payment options (if any) you elected to have amended pursuant to the offer. The cash payment owed to you (if any) will be paid to you, less any applicable tax withholding, on the Company’s first payroll date in 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

If you do not receive the Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment within seven U.S. business days after the expiration date, please email Jennifer Crow at jennifercrow@activepower.com.

Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?

A9.	The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your eligible cash payment options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the eligible cash payment options are amended. Therefore, the earliest we can make these cash payments to eligible employees who participate in the offer is in 2008.

Q10.	Am I required to participate in this offer?

A10.	No. Participation in this offer is completely voluntary.

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please also see Question and Answers 15 and 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you do participate in this offer, with respect to each eligible option grant that you elect to have amended in this offer, you must accept this offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum. (See Section 2)

Q11.	Once my eligible options are accepted for amendment, is there anything I must do to receive the amended options or, if applicable, cash payments?

A11.	No. Once the offer has expired and your election with respect to eligible options has been accepted, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the same day that the offer expires (but following the expiration of the offer. (See Section 2)

You also do not need to do anything in order to receive your cash payments for your eligible cash payment options. Note that you will receive a cash payment only with respect to your eligible cash payment options that are amended in this offer. The cash payment for these options will be made on the Company’s first payroll date in 2008. Promptly following the expiration of the offer, we will send you an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing your right to receive a cash payment for these options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Q12.	When will my amended options vest?

A12.	If your eligible options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to your continued service to us through each relevant vesting date. (See Section 9)

Q13.	Will the terms and conditions of my amended options be the same as my original options?

A13.	Yes. Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your original eligible options. (See Sections 2, 9 and 14)

Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?

A14.

If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise no longer will be eligible to be amended in this offer and, if those options which you exercise are eligible cash payment options, you will not receive a cash payment with respect to such options. Your options instead will terminate upon exercise in accordance with their terms and you will be subject to adverse tax consequences as described in Question and Answer 16. (See Question and Answer 15)

Q15.	What happens to my eligible options if I do not turn in my election form by the deadline, choose not to participate or my eligible options are not accepted?

A15.	If we do not receive your election form by the deadline, you choose not to participate, or your eligible options are not accepted by us under this offer, your existing eligible options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. As described in Question and Answer 2, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty plus continued taxation, penalty taxes and interest charges in subsequent years (until the eligible option is exercised or expires) on any increase in the value of the underlying stock. Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (that is, a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. (See Section 14)

Q16.	Are there any positive or negative tax consequences to my participation in the offer?

A16.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options pursuant to Section 409A.

The tax regulations issued by the Treasury Department and the Internal Revenue Service (“IRS”) do not provide final guidance with respect to the tax consequences associated with such options. However, based on previously issued guidance, we believe that, in the tax year in which a discount option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until such option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes).

Active Power cannot guarantee any particular tax results related to your eligible options; furthermore, there is uncertainty because the tax regulations may change. However, Active Power will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Example: You hold options to purchase 4,000 shares of Active Power common stock with an original exercise price per share of $1.00 which was granted at a time when the fair market value of a share of Active Power common stock on the option’s measurement date for financial reporting purposes was $1.50. On February 14, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of the Active Power’s common stock is $2.00. Upon the vesting date, you may have taxable income equal to $250 (the difference between $2.00 fair market value and $1.00 exercise price multiplied by the 250 shares that vest) and owe an additional $50 due to the 20% tax (20%

of $250). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments with respect to eligible cash payment options. In addition, you may have taxable income when you exercise your amended options or when you sell your shares acquired pursuant to such options. (See Section 14)

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but Active Power will work as quickly as administratively feasible if future Section 409A guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional penalty taxes. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.

Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A17.	Yes, if you choose to accept this offer with respect to an option that is an eligible option but not an eligible cash payment option, you will receive an amended option but you will not receive a cash payment. You will receive an amended option and cash payment in accordance with Sections 2 and 6 of this offer only with respect to your eligible cash payment options that are amended in this offer.

However, your option will not be amended and cash payment will not be made if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending eligible options as a result of changes in SEC or Nasdaq Global Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q18.	How will Active Power confirm to me that my election form has been received?

A18.	Active Power intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation within two U.S. business days, we recommend that you confirm that we have received your election form by emailing Jennifer Crow at jennifercrow@activepower.com.

Q19.	Can I accept this offer with respect to shares of Active Power common stock that I previously acquired upon exercise of options?

A19.	No. This offer relates only to eligible options. You may not accept this offer with respect to any other shares of Active Power common stock or other options to purchase Active Power common stock. (See Section 2)

Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A20.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q21.	What are the accounting consequences of the offer?

A21.	The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. We will also recognize compensation expense for financial reporting purposes in the aggregate amount of cash payments that become payable pursuant to the terms of the offer. (See Section 12)

Q22.	How does Active Power determine whether I properly have accepted this offer?

A22.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any eligible options under this offer that we determine are not in good order or that we determine are unlawful to accept. We will accept for amendment all eligible options for which a proper election has been made and that are not validly withdrawn by you, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been made properly until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q23.	When will my amended options expire?

A23.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment or other service with the Company or as required by the Active Power Stock Plan. (See Section 9)

Q24.	Will I receive any paperwork indicating my options have been amended?

A24.	Yes. Promptly after the expiration of the offer, the Company will send you an Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment regarding your amended options. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. However, the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. (See Section 7)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, email, or other form of communication disclosing the extension no later than 8:00 a.m., Central Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, email, or other form of communication disclosing the change no later than 8:00 a.m., Central Time, on the next U.S. business day following the day we change the offer. (See Section 15)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. However, if we have not accepted your election by 5:00 p.m., Central Time, on January 10, 2008, you may withdraw your tendered options at any time thereafter. (See Section 5)

Q29.	How do I withdraw my election?

A29.	To withdraw your election with respect to all of your eligible options, you must do the following before the expiration date:

1.	Properly complete the attached election form by selecting the “Reject Offer” box and signing and dating the form.

2.	Fax the completed and signed election form to Jennifer Crow at the fax number (512) 836-4511. Alternatively, you may send an email to Jennifer Crow at jennifercrow@activepower.com with the completed and signed election form attached to your email.

If you withdraw from participation in this offer, you must withdraw with respect to all of your eligible options. Any acceptance or rejection of the offer you make will remain in effect under this offer pursuant to the last properly submitted election form. (See Section 5)

Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?

A30.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to all of your eligible options. The new election form must be signed and dated after the date of your last-submitted form. (See Section 5)

Q31.	Can I change my mind about which eligible options I want to accept with respect to this offer?

A31.	No. If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options. Any attempt to accept this offer with respect to only a portion of your eligible options will be null and void. However, if you have accepted this offer with respect to all of your eligible options, you may change your mind and withdraw your election as described in Question and Answer 29.

If we extend the expiration date, you may change your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. Please be sure that any new election form you submit is clearly dated after your last-submitted form.

Q32.	How should I decide whether or not to accept this offer with respect to my eligible options?

A32.	We understand that the decision whether or not to accept this offer with respect to your eligible options will be a challenging one for many eligible employees. The program does carry risk (see “Risks of Participating in the Offer” on page 15 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14), than what we are offering as consideration in the offer. For example, it is possible that the Section 409A rules could be changed in a manner more favorable to you. The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you. You may also contact John K. Penver, Chief Financial Officer at Active Power with any general questions regarding the terms of this offer. (See Section 3)

Q33.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A33.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As noted above, this is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. As you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Q34.	Will my amended options remain nonstatutory stock options for United States tax purposes?

A34.	Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q35.	Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?

A35.	No, ESPP shares are not impacted by Section 409A or this offer.

Q36.	Whom can I contact if I need to confirm Active Power’s receipt of my election form, I have questions about the offer or if I need additional copies of the offer documents?

A36.	Active Power intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation that Active Power has received your election form, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email Jennifer Crow at jennifercrow@activepower.com. If you need additional copies of the offer documents or the election form, you should contact:

Jennifer Crow

Finance Manager

Active Power, Inc.

Phone:	(512) 744-9254
Fax:	(512) 836-4511
Email:	jennifercrow@activepower.com

For general questions concerning this offer, please contact:

John K. Penver

Chief Financial Officer

Active Power, Inc.

Tel:	(512) 744-9234
Fax:	(512) 836-4511
Email:	johnpenver@activepower.com

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors set forth in Item 1A, “Risk Factors,” in our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on May 5, 2007, highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with a financial, legal and/or tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in depth discussion of the risks that may apply to you before deciding to participate in the offer.

All statements in this Offer to Amend, other than statements of historical fact, are forward looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward looking statements and other statements made elsewhere in this Offer to Amend are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward looking statements due to various factors, including but not limited to, inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; potential for significant losses to continue decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; dependence on the Company’s relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect the Company’s intellectual property rights; potential future acquisitions; volatility of the Company’s stock price regardless of the Company’s actual financial performance; ability to successfully prosecute and defend any future litigation; additional issued identified by the Company arising out of or related to the Special Committee’s investigation into the Company’s historical stock option grants and related procedures and accounting; impact of additional tax liabilities that have not yet been estimated; future rule-making, pronouncements or guidance by the SEC, PCAOB, NASDAQ or other regulatory agencies; and other factors detailed in the Company’s filings with the Securities and Exchange Commission. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward looking statements in this Offer to Amend speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward looking statement for any reason, including forward looking statements made herein.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B of this Offer to Amend, as well as our most recent Forms 10-K, 10-Q and 8-K’s. We caution you not to place undue reliance on forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.

Economic Risks

If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.

This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased the exercise price of your eligible options (even after taking the adverse tax consequence into account). Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

U.S. Federal Tax Related Risks

The federal tax authorities could change Section 409A tax consequences.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide final guidance with respect to the tax consequences of discount options. It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance. Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your eligible options.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your amended options. In that event, Active Power cannot provide any assurance that an offer similar to this one will be made.

Taxable events even if amended options are not exercised.

Any cash payments received for eligible cash payment options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

U.S. State tax-related risks.

If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Section 409A. Consequently you may incur additional taxes and penalties under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax plus interest charges with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). You should be certain to consult a tax advisor to discuss these consequences.

Tax-related risks for tax residents of multiple or other countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should also be certain to consult a tax advisor to discuss these consequences.

General Risks Regarding Active Power

The matters relating to the investigation by the Special Committee of our Board of Directors into our stock option granting practices and the restatement of our consolidated financial statements may result in future litigation or regulatory inquiries which could harm our financial condition and results of operations.

The matters relating to the investigation by the Special Committee of our Board of Directors into our stock option granting practices and the restatement of our consolidated financial statements may result in future litigation or regulatory inquiries which could harm our financial condition and results of operations.

On January 9, 2007, we announced that the Board of Directors had appointed a Special Committee and that this committee, with the assistance of the Company’s outside legal advisers, as well as accounting and tax experts, was conducting a review of our stock option granting practices from the time of our Initial Public Offering in August 2000 through December 2006.

On February 2, 2007 the Company announced that the Special Committee had reached certain preliminary conclusions in the investigation. Specifically, the Special Committee had come to the conclusion that the actual measurement date for certain past stock option grants differed from the stated grant date for such awards, which would result in additional charges to the Company for stock-based compensation expenses. At the time of that disclosure, the amount of such additional charges was unknown. On March 12, 2007 the Company announced that the Company, the Audit Committee and the Board of Directors had determined, based on information provided by the Special Committee and its advisors, that the amount of additional stock-based compensation expense to be recognized would be material. Therefore, we concluded that our previously filed unaudited interim and audited annual consolidated financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 (including associated interim periods), as well as the unaudited interim financial statements for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 should no longer be relied upon because these financial statements contained amounts that would need to be restated. We disclosed this conclusion in our Current Report on Form 8-K, filed with the SEC on March 12, 2007. Various representatives of the Company, including members of the Audit Committee, the Board of Directors, the Special Committee and authorized officers, discussed those matters with the Company’s independent auditors, Ernst & Young LLP, prior to filing that Current Report on Form 8-K.

This review of our historical stock option granting practices has required us to incur substantial expenses for legal, accounting, tax and other professional services, and has diverted our management’s attention from our business, and could in the future adversely affect our business, financial condition, results of operations and cash flows.

Our historical stock option granting practices and the restatement of our prior financial statements have exposed us to greater risks associated with litigation and regulatory proceedings. There can be no guarantee that any such litigation or regulatory reviews will reach the same conclusions as that of the Special Committee. The conduct and resolution of these matters could be time consuming, expensive and distracting from the conduct of our business.

We voluntarily contacted the United States Securities and Exchange Commission (SEC) regarding the Special Committee’s investigation into our stock option granting practices and have agreed to share the results of the Special Committee with the SEC. We have received requests for voluntary production of documents from the SEC and we are fully cooperating with the SEC.

While we believe that we have made appropriate judgments in concluding the correct measurement dates for stock option grants and option modifications, the SEC may disagree with the manner in which we have accounted for and reported, or not reported, the financial impact of past stock option errors, and there is a risk that any SEC inquiry could lead to circumstances in which we may have to further restate our prior financial statements, or otherwise take actions not currently contemplated. Any such circumstances could also lead to future delays in filing our subsequent SEC reports and possible delisting of our stock from the Nasdaq Global Market. Furthermore, if we are subject to adverse findings in any of these other matters, we could be required to pay damages or penalties or have other remedies imposed upon us which could harm our business, financial condition, results of operations and cash flows. Please see Note 2, “Restatement of Consolidated Financial Statements” of the Notes to Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on May 14, 2007.

We have incurred significant losses and anticipate losses for at least the next several quarters.

We have incurred operating losses since our inception and expect to continue to incur losses for at least the next several quarters. As of September 30, 2007 and December 31, 2006, we had an accumulated deficit of $219.3 and $204.8 million, respectively. To date, we have funded our operations principally through the public and private sale of our stock, product revenue and $10.0 million in development funding from Caterpillar. We will need to generate significant additional revenue in order to achieve profitability, and we cannot assure you that we will ever realize such revenue levels. We also expect to incur product development, sales and marketing and administrative expenses significantly in excess of our product revenue after costs, and, as a result, we expect to continue to incur losses for the next several quarters.

Due to our limited operating history and the uncertain market acceptance of our products, we may never achieve significant revenue and may have difficulty accurately predicting revenue for future periods and appropriately budgeting for expenses.

As of September 30, 2007, we have generated a total of $128.8 million in product revenue since January 1, 1998, with $23.4 million generated in the nine months ended September 30, 2007. We are uncertain whether our products will achieve market acceptance such that our revenue will increase or whether we will be able to achieve significant revenue. Therefore, we have a very limited ability to predict future revenue. Our limited operating experience, the uncertain market acceptance for our products, and other factors that are beyond our control make it difficult for us to accurately forecast our quarterly and annual revenue. However, we use our forecasted revenue to establish our expense budget. Most of our expenses, particularly rent and salaries, are fixed in the short term or incurred in advance of anticipated revenue. As a result, we may not be able to decrease our expenses, if desired, in a timely manner to offset any revenue shortfall. If our revenue does not increase as anticipated, we will continue to incur significant losses. As a result of the foregoing, we cannot assure you that our revenues will grow or remain stable in future periods or that we will become profitable. In addition, in some future quarters, our financial results may be below the expectations of public market analysts or investors. In such event, the market price of our common stock would likely fall.

If we do not achieve significant sales of our CoolAir products, we may be forced to take an impairment charge for inventory we keep relating to that product line.

At September 30, 2007 and December 31, 2006, we had approximately $4.2 million and $4.5 million, respectively, in inventory relating exclusively to our CoolAir family of products. During 2006 our sales of CoolAir products did not meet our initial expectations. If we are unable to sell sufficient quantities of our finished CoolAir products, we may not be able to make use of this inventory and we may therefore determine that those assets are impaired. If we find that our inventory assets relating to the CoolAir products are significantly impaired, we will be required to record a charge for some or all of the value of that inventory, which would have the effect of reducing our net income in the period when the impairment determination is made.

Our financial results may vary significantly from quarter to quarter.

Our product revenue, operating expenses and quarterly operating results have varied in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, many of which are outside of our control. As a result you should not rely on our operating results during any particular quarter as an indication of our future performance in any quarterly period or fiscal year. These factors include, among others:

•	timing of orders from our customers and the possibility that customers may change their order requirements with little or no notice to us;

•	rate of adoption of our flywheel-based energy storage system or our thermal and compressed air system as alternatives to lead-acid batteries;

•	ongoing need for short-term power outage protection in traditional UPS systems;

•	deferral of customer orders in anticipation of new products from us or other providers of power quality systems;

•	timing of deferred revenue components associated with large orders;

•	new product releases, licensing or pricing decisions by our competitors;

•	commodity and raw material component prices;

•	lack of order backlog;

•	loss of a significant customer or distributor;

•	impact of changes to our product distribution strategy and pricing policies;

•	changes in the mix of domestic and international sales;

•	rate of growth of the markets for our products; and

•	other risks described below.

We derive a significant portion of our revenue from relatively few large transactions. The sales cycle for these large transactions tend to be longer than the sales cycle on smaller orders. The longer sales cycle for large transactions makes it difficult to predict the quarter in which these sales will occur. Accordingly, our operating results may fluctuate from quarter to quarter based on the existence and timing of larger transactions. A reduction in the number of large transactions, or a delay in closing of such a sales transaction could materially impact our revenue in a particular period.

The market for power quality products is evolving and it is difficult to predict its potential size or future growth rate. Most of the organizations that may purchase our products have invested substantial resources in their existing power systems and, as a result, have been reluctant or slow to adopt a new approach, particularly during a period of reduced capital expenditures. Moreover, our current products are alternatives to existing UPS and battery-based systems and may never be accepted by our customers or may be made obsolete by other advances in power quality technologies.

Significant portions of our expenses are not variable in the short term and cannot be quickly reduced to respond to decreases in revenue. Therefore, if our revenue is below our expectations, our operating results are likely to be adversely and disproportionately affected. In addition, we may change our prices, modify our distribution strategy and policies, accelerate our investment in research and development, sales or marketing efforts in response to competitive pressures or to pursue new market opportunities. Any one of these activities may further limit our ability to adjust spending in response to revenue fluctuations. We use forecasted revenue to establish our expense budget. Because most of our expenses are fixed in the short term or incurred in advance of anticipated revenue, any shortfall in revenue may result in significant losses.

We derive a substantial portion of our revenues from international markets and plan to continue to expand such efforts, which subjects us to additional business risks including increased logistical and financial complexity, political instability and currency fluctuations.

The percentage of our product revenue derived from customers located outside of the United States was 42%, 45% and 50% in 2006, 2005 and 2004, respectively, and 43% for the nine months ended September 30, 2007. Our international operations are subject to a number of risks, including:

•	foreign laws and business practices that favor local competition;

•	dependence on local channel partners;

•	compliance with multiple, conflicting and changing government laws and regulations;

•	longer sales cycles;

•	difficulties in managing and staffing foreign operations;

•	foreign currency exchange rate fluctuations and the associated effects on product demand and timing of payment;

•	political and economic stability, particularly in the Middle East and North Africa;

•	greater difficulty in the contracting and shipping process and in accounts receivable collection and longer collection periods;

•	greater difficulty in hiring qualified technical sales and application engineers; and

•	difficulties with financial reporting in foreign countries.

To date, the majority of our sales to international customers and purchases of components from international suppliers have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive for our international customers to purchase, thus rendering our products less competitive. As we increase direct sales in foreign markets, we are making more sales that are denominated in other currencies, primarily euro. Those sales in currencies other than U.S. dollars can result in translation gains and losses. Currently, we do not engage in hedging activities for our international operations. However, we may engage in hedging activities in the future.

We are subject to risks relating to product concentration and lack of revenue diversification.

We derive a substantial portion of our revenue from a limited number of products, and we expect these products to continue to account for a large percentage of our revenues in the near term. Continued market acceptance of these products is therefore critical to our future success. Our future success will also depend on our ability to reduce our dependence on these few products by developing and introducing to the market new products and product enhancements in a timely manner. Specifically, our ability to capture significant market share depends on our ability to develop and market extensions to our existing UPS product line at higher and lower power range offerings, and on our ability to develop and market our extended runtime products, such as the CoolAir DC. Even if we are able to develop and commercially introduce new products and enhancements, they may not achieve market acceptance, which would substantially impair our revenue, profitability and overall financial prospects. Successful product development and market acceptance of our existing and future products depend on a number of factors including:

•	changing requirements of customers;

•	accurate prediction of market and technical requirements;

•	timely completion and introduction of new designs;

•	quality, price and performance of our products;

•	availability, quality, price and performance of competing products and technologies;

•	our customer service and support capabilities and responsiveness;

•	successful development of our relationships with existing and potential customers; and

•	changes in technology, industry standards or end-user preferences.

We must expand our distribution channels and manage our existing and new product distribution relationships to continue to grow our business.

The future growth of our business will depend in part on our ability to expand our existing relationships with distributors, to identify and develop additional channels for the distribution and sale of our products and to manage these relationships. As part of our growth strategy, we may expand our relationships with distributors and develop relationships with new distributors, such as we did in the fourth quarter of 2006 with four new distributor agreements for the Asian market, predominantly in Korea, and India. We will also look to identify and develop new relationships with additional parties that could serve as an outlet for our products, including CoolAir DC. We also entered into a long-term supply agreement with GE Zenith Controls in 2005 to source UPS systems from them that we intend to sell along side our CoolAir DC product. Our inability to successfully execute this strategy, and to integrate and manage our existing OEM channel partners, Caterpillar and Eaton Electric, and our new manufacturer’s representatives could impede our future growth.

We must continue to hire and retain skilled personnel.

We believe our future success will depend in large part upon our ability to attract, motivate and retain highly skilled managerial, engineering and sales and marketing personnel. There is a limited supply of skilled employees in the power quality marketplace. A decline in our stock price can result in a substantial number of “underwater” stock options, whereby the exercise price of the option is greater than the current market value of our common stock. As a result, the financial attractiveness of the stock options is substantially diminished, which may cause certain of our employees to seek employment elsewhere as a result of this decreased financial incentive, or impair our ability to recruit new employees. Our efforts to attract and retain highly skilled employees could be harmed by our past or any future workforce reductions. Our failure to attract and retain the highly trained technical personnel who are essential to our product development, marketing, sales, service and support teams may limit the rate at which we can develop new products or generate revenue. If we are unable to retain the personnel we currently employ, or if we are unable to quickly replace departing employees, our operations and new product development may suffer.

We are significantly dependent on our relationship with Caterpillar, our primary OEM customer. If this relationship is unsuccessful, for whatever reason, our business and financial prospects would likely suffer.

Caterpillar and its dealer network are our primary OEM customer for our flywheel based products. Caterpillar and its dealer network accounted for 35%, 42% and 54% of our revenue, during 2006, 2005 and 2004, respectively, and 27% for the nine months ended September 30, 2007. If our relationship with Caterpillar is not successful, or if Caterpillar’s distribution of the Cat UPS product is not successful or suffers a material change, our business and financial prospects would likely suffer. Pursuant to our distribution agreement with Caterpillar, they are the exclusive OEM distributor, subject to limited exceptions, of our CleanSource UPS product. Caterpillar is not obligated to purchase any CleanSource UPS units. Pursuant to our development agreements Caterpillar has provided us with $10.0 million in funding to support the development of the Cat UPS product line and other development efforts. In exchange for these payments, Caterpillar received co-ownership of the proprietary rights in this product. Either Caterpillar or Active Power may license to others the intellectual property that we jointly own without seeking the consent of the other, and the licensing party will solely retain all licensing revenue generated by licensing this intellectual property. We are currently in the process of renegotiating a new multi-year extension of our OEM distributor agreement with Caterpillar on substantially the same terms as the existing agreement. If we are unable to successfully renegotiate this agreement, our business and financial prospects would suffer materially.

We have underutilized manufacturing capacity and have no experience manufacturing our products in large quantities.

In 2001, we completed and equipped a 127,000 square foot facility used for manufacturing and testing of our three-phase product line, including our DC and UPS products. To be financially successful, and to fully utilize the capacity of this facility and allocate its associated overhead, we must achieve significantly higher sales volumes. We must accomplish this while also preserving the quality levels we achieved when manufacturing these products in more limited quantities. To date, we have not been successful at increasing our sales volume to a level that fully utilizes the capacity of the facility and we may never increase our sales volume to necessary levels. We also manufacture and test our CoolAir DC product in this facility, which will help increase the utilization of our facility. Further, in 2007, we subleased approximately 49,000 square fee of this facility to help reduce our facility expenses. If we do not reach these necessary sales volume levels, or if we cannot sell our products at our suggested prices, our ability to reach profitability will be materially limited.

Achieving the necessary production levels presents a number of technological and engineering challenges for us. We have not previously manufactured our products in high volume. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and product standards or production volumes required to successfully manufacture large quantities of our products. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

We must build quality products to ensure acceptance of our products.

The market perception of our products and related acceptance of the products is highly dependent upon the quality and reliability of the products that we build. Any quality problems attributable to the CleanSource DC, CleanSource UPS or CoolAir DC product lines may substantially impair our revenue prospects. Moreover, quality problems for our product lines could cause us to delay or cease shipments of products or have to recall or field upgrade products, thus adversely affecting our ability to meet revenue or cost targets. In addition, while we seek to limit our liability as a result of product failure or defects through warranty and other limitations, if one of our products fails, a customer could suffer a significant loss and seek to hold us responsible for that loss.

We currently operate without a significant backlog.

We generally operate our business without any significant backlog of orders from customers. Normally our products are shipped and revenue is recognized shortly after the order is received. This lack of backlog makes revenue in any quarter substantially dependent on orders booked and shipped throughout that quarter.

Seasonality may contribute to fluctuations in our quarterly operating results.

Our business has, on occasion, experienced seasonal customer buying patterns. In recent years, we have generally experienced relatively weaker demand in the first calendar quarter of the year. We believe that this pattern will continue. In addition, we anticipate that demand for our products in Europe and Africa may decline in the summer months, as compared to other regions, because of reduced corporate buying patterns during the vacation season.

We depend on sole and limited source suppliers, and outsource selected component manufacturing.

We purchase several component parts from sole source and limited source suppliers. As a result of our current volumes, we lack significant leverage with these suppliers. If our suppliers receive excess demand for their products, we may receive a low priority for order fulfillment as large volume customers will receive priority that may result in delays in our acquiring components. If we are delayed in acquiring components for our products, the manufacture and shipment of our products also will be delayed. We are, however, continuing to enter into long-term agreements with our sole suppliers and other key suppliers, when available, using a rolling sales volume forecast to stabilize component availability. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, the extensive production time required and current market demand for such components. Some of these delays may be substantial. As a result, we purchase several components in large quantities to protect our ability to deliver finished products. If we overestimate our component requirements, we may have excess inventory, which will increase our costs. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on scheduled delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we may be required to manufacture the component internally, which will also result in delays or be required to absorb price increases. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.

To assure the availability of our products to our customers, we outsource the manufacturing of selected components prior to the receipt of purchase orders from customers based on their forecasts of their product needs and internal product sales revenue forecasts. However, these forecasts do not represent binding purchase commitments from our customers. We do not recognize revenue for such products until the product is shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. As demand for our products may not materialize, this product delivery method subjects us to increased risks of high inventory carrying costs, obsolescence and excess, and may increase our operating costs. In addition, we may from time to time make design changes to our products, which could lead to obsolescence of inventory.

We face significant competition from other companies.

The markets for power quality and power reliability are intensely competitive. There are many companies engaged in all areas of traditional and alternative UPS and backup systems in the United States and abroad, including, among others, major electric and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. There are many companies that are developing flywheel-based energy storage systems and flywheel-based power quality systems. We may face future competition from companies that are developing other types of emerging power technologies, such as high-speed composite flywheels, ultra capacitors and superconducting magnetic energy storage.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, broader name and brand recognition and a larger installed base of customers. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. In addition, some of our current and potential competitors have established supplier or joint development relationships with our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing products from us or to persuade them to replace our products with their products. Increased competition could decrease our prices, reduce our sales, lower our margins, or decrease our market share. These and other competitive pressures could prevent us from competing successfully against current or future competitors and could materially harm our business.

We may be unable to protect our intellectual property and proprietary rights.

Our success depends to a significant degree upon our ability to protect our proprietary technology, and we expect that future technological advancements made by us will be critical to sustain market acceptance of our products. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners and control access to and distribution of our software, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where applicable laws may not protect our proprietary rights as fully as in the United States. In addition, the measures we undertake may not be sufficient to adequately protect our proprietary technology and may not preclude competitors from independently developing products with functionality or features similar to those of our products.

In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. We may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its merits or its outcome, would likely be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

•	cease selling our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all;

•	redesign those products that use infringing intellectual property or cease to use an infringing trademark; or

•	cease to use an infringing trademark.

We may require substantial additional funds in the future to finance our product development and commercialization plans.

Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities, marketing activities or the development of our manufacturing capabilities with our revenue and our cash on hand. We expect that our current cash and investments, together with other available sources of working capital, will be sufficient to fund corporate cash requirements for at least twelve months. However, unforeseen delays or difficulties in these activities could increase costs and exhaust our resources prior to the full commercialization of our products under development. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us, to continue our operations as planned. If financing is not available, we may be required to reduce, delay or eliminate certain activities or to license or sell to others some of our proprietary technology.

We have anti-takeover provisions that could discourage, delay or prevent our acquisition.

Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. Additionally, in December 2001 our board of directors approved a stockholder rights plan, which would require a potential acquiror to negotiate directly with our board of directors regarding any planned acquisition. We also are subject to the anti-takeover laws of the State of Delaware, which may further discourage, delay or prevent someone from acquiring or merging with us. In addition, our agreement with Caterpillar for the distribution of CleanSource UPS provides that Caterpillar may terminate the agreement in the event we are acquired or undergo a change in control. The possible loss of our most significant customer could be a significant deterrent to possible acquirers and may substantially limit the number of possible acquirers. All of these factors may decrease the likelihood that we would be acquired, which may depress the market price of our common stock.

Volatility in our stock price could result in claims against us.

Historically the market price of our common stock has fluctuated significantly. In 2006 the sales price of our common stock ranged from $1.76 to $5.91. During the nine months ended September 30, 2007, the sales price of our common stock ranged from $1.28 to $2.81. In addition to those risks described earlier in this section, the market price of our common stock can be expected to fluctuate significantly in response to numerous other factors, many of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

•	changes in market valuations of other technology companies, particularly those that sell products used in power quality systems;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	introduction of technologies or product enhancements that reduce the need for flywheel energy storage systems;

•	the loss of one or more key OEM customers;

•	inability to successfully expand our distribution channels;

•	departures of key personnel; and

•	changing external capital market conditions.

THE OFFER

1.	Eligibility.

You are an “eligible employee” only if you are an employee of Active Power as of the last date on which this offer remains open for acceptance, you hold eligible options as described in Section 2 below, you are subject to United States taxation and as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act.

Unless expressly provided by an agreement between you and Active Power or by the requirements of applicable law, your employment or other service with Active Power will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

None of our executive officers or directors are eligible to participate in this offer.

2.	Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn by you, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under the Active Power, Inc. 2000 Stock Incentive Plan;

•

it has been determined that the option may have an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer (regardless of whether or not we extend the expiration date). For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you. In other words, you must accept the offer with respect to all the shares subject to each particular eligible option. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

Employee Election Example:

If you hold: (1) an eligible option to purchase 1,000 shares of Active Power common stock, which you have exercised with respect to 700 shares and (2) an eligible option to purchase 500 shares, of which 100 shares were vested as of December 31, 2004, you have the following alternatives with respect to this offer:

•	Accept the offer with respect to: (1) all 300 shares of your first option and (2) the 400 shares of your second option that vested after December 31, 2004; or

•	Do not accept the offer with respect to any of your eligible options.

These are your only choices in this example.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. Since you are the legal owner of the eligible option, Active Power will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of your election to participate in the offer with respect to all of your eligible options, if you accept this offer:

1. Your eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Active Power on the option’s measurement date for financial reporting purposes. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

You will be provided with an Addendum which will list the eligible options and, for each eligible option, the original exercise price of your eligible options and the new exercise price of the eligible options, should you accept this offer with respect to those options.

2. In addition, if your eligible option had an original exercise price per share less than $2.50 (we refer to such eligible option as an “eligible cash payment option”), for each eligible cash payment option amended in this offer, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.

Your Addendum will list the number of unexercised shares subject to your eligible option and, to the extent applicable, the cash payment you will be entitled to receive for each eligible cash payment option you elect to have amended.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example 1

You were granted an option on December 8, 2004 to purchase 1,000 shares of Active Power common stock with an exercise price per share equal to $1.50 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of Active Power common stock was $2.50 per share. As of the offer expiration date, you had not exercised any portion of the option.

1. The option to purchase 1,000 shares will be amended to increase the exercise price to $4.50 per share.

2. A cash payment of $1,000 ($2.50 minus $1.50 multiplied by 1,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, payable on the Company’s first payroll date in 2008.

Eligible Option Example 2

You were granted an option on December 8, 2004 to purchase 1,000 shares of Active Power common stock with an exercise price per share equal to $3.50 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of Active Power common stock was $4.50 per share. As of the offer expiration date, you had not exercised any portion of the option.

1. The option to purchase 1,000 shares will be amended to increase the exercise price to $4.50 per share.

2. Since the original exercise price of the option of $3.50 is greater than $2.50, the option is not an eligible cash payment option and consequently, no cash payment will be made with respect to this option.

The vesting schedule of your amended options will not change. As a result, once you cease to be an employee or other service provider of Active Power, there will be no further vesting of your amended option.

All amended options will be subject to the terms of the Active Power Stock Plan and to option agreements between you and the Company as amended by this offer. The current form of option agreements under the Active Power Stock Plan is attached as an exhibit to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend for a description of the Active Power Stock Plan.

The expiration date for this offer will be 5:00 p.m., Central Time, on December 11, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

Active Power has determined that certain options granted under the Active Power, Inc. 2000 Stock Incentive Plan were issued with an exercise price less than the fair market value of the underlying Active Power common stock on the date of grant. Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 likely will subject option holders to unfavorable tax consequences. If the eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. The currently outstanding options were issued to motivate Active Power employees to perform at high levels and to provide an effective means of recognizing employee contributions to the success of its business.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from The Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management. The Company expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. Active Power has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to this offer. Active Power will not provide tax advice specific to an individual’s circumstances. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

4.	Procedures for electing to participate in this offer.

Proper election to elect to participate in this offer.

Participation in this offer is voluntary. To participate in this offer, you must do the following before 5:00 p.m., Central Time, on December 11, 2007 (the expiration date):

1. Properly complete the attached election form by selecting the “Accept Offer” box and signing and dating the form.

2. Fax the completed and signed election form to Jennifer Crow at the fax number (512) 836-4511. Alternatively, you may send an email to Jennifer Crow at jennifercrow@activepower.com with the completed and signed election form attached to your email.

If you participate in this offer, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option grant except as detailed in Section 2 of this Offer to Amend. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options (including the numbers of shares subject to the eligible option and its original exercise price), the new exercise price that will apply if the eligible options are amended and, to the extent applicable, the cash payments you will receive for the eligible cash payment options, if amended. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

Your election to participate becomes irrevocable at 5:00 p.m., Central Time, on December 11, 2007, unless the offer is extended past that time, in which case your election will become irrevocable at the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.

The delivery of all documents, including election forms, is at your risk. Active Power intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation, you must confirm that we have received your election form. Only responses that are complete, signed, and actually received by the Company by the deadline will be accepted. Responses may only be submitted via fax or email. Responses submitted by any other means, including hand delivery, are not permitted.

This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all options with respect to which proper elections are made.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options. We may issue this notice of acceptance by press release, email, or other methods of communication. Eligible options accepted will be amended on the expiration date, which we presently expect will be December 11, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any eligible options with respect to which elections have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular eligible options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and eligible options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for amendment will constitute a binding agreement between Active Power and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw all your options from participation in this offer and any such withdrawal must be in accordance with the provisions of this section.

If you have previously elected to accept this offer with respect to all of your eligible options, you may withdraw that election with respect to all of these eligible options at any time before the expiration date, which is expected to be 5:00 p.m., Central Time, on December 11, 2007. If we extend the offer, you may withdraw your election at any time until the extended expiration date.

In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your eligible options by 5:00 p.m., Central Time, on January 10, 2008, you may withdraw your eligible options at any time thereafter.

To withdraw your election with respect to all of your eligible options, you must do the following before the expiration date:

1. Properly complete the attached election form by selecting the “Reject Offer” box and signing and dating the form.

2. Fax the completed and signed election form to Jennifer Crow at the fax number (512) 836-4511. Alternatively, you may send an email to Jennifer Crow at jennifercrow@activepower.com with the completed and signed election form attached to your email.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. The Company must receive the properly completed and signed election form before the expiration date. The expiration date will be 5:00 p.m., Central Time, on December 11, 2007, unless we extend the offer.

You may not rescind any withdrawal. If you change your mind after you have submitted a withdrawal and wish to participate in the offer, you must submit a new election form. If you do not withdraw your eligible options, they will remain bound pursuant to your prior election form. To re-elect to accept this offer with respect to the withdrawn eligible options, you must complete and submit a new election form before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be completed properly and submitted after your prior election form rejecting the offer.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including election forms, is at your risk. Active Power intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation, you must confirm that we have received your election form. Only responses that are complete, signed and actually received via fax or email by Active Power by the deadline will be accepted. Responses may be submitted only by fax or email. Responses submitted by any other means, including hand delivery, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted.

6.	Acceptance of options for amendment, issuance of cash payments and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn by you before the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your eligible options are made properly and accepted by us, these eligible options will be amended as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date. We expect that the expiration date will be December 11, 2007, unless the offer period is extended. We expect that the amendment date will be December 11, 2007 (but following the expiration of the offer), unless the offer period is extended. If the expiration date is delayed, the amendment date similarly will be delayed. Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted eligible options for you with respect to which valid elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the eligible options. This notice may be made by press release, email, or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn by you.

In lieu of the eligible options with respect to which you choose to accept this offer, you will be entitled to receive amended options and, to the extent applicable, cash payments, as described in Section 2 of this Offer to Amend, subject to any applicable vesting conditions. Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the expiration date. The amendment date will be December 11, 2007, unless the offer period is extended. Promptly after the expiration of the offer, you will receive an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the eligible options you elected to amend.

In addition, if you elected to amend any eligible cash payment option, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive the cash payment. Any cash payment owed to you for an eligible cash payment option with respect to which you have chosen to accept this offer will be paid to you, less any applicable tax withholding, on the Company’s first payroll date in 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Promptly following the expiration of the offer we will send you an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing your right to receive the cash payment, if any. If you do not receive an Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment within seven U.S. business days after the expiration date, please contact Jennifer Crow by email at jennifercrow@activepower.com.

The proposed regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your eligible cash payment options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the eligible cash payment options are amended. Therefore, the earliest we can make these cash payments to eligible employees who participate in the offer is in 2008.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those eligible options which you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment, to the extent you exercise options that are eligible cash payment options. Your options instead will terminate upon exercise in accordance with their terms. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of accepting and not participating in this offer.

7.	Conditions of the offer.

If Active Power is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any eligible options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any eligible options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or group has purchased all or substantially all of our assets,

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options, or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Active Power that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Active Power common stock that underlies your eligible options is traded on The Nasdaq Global Market under the symbol “ACPW.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
2007
Third Quarter	$2.30	$1.28
Second Quarter	2.00	1.46
First Quarter	2.81	1.80

2006
Fourth Quarter	$2.94	$2.01
Third Quarter	3.85	1.76
Second Quarter	5.91	2.65
First Quarter	5.01	3.83

	High	Low
2005
Fourth Quarter	$4.66	$3.10
Third Quarter	4.39	3.01
Second Quarter	3.59	2.39
First Quarter	4.61	3.01

On November 8, 2007, the closing sale price of our common stock, as reported by The Nasdaq Global Market was $2.01 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of amended options.

Consideration.

We will issue cash payments in addition to amended options with respect to eligible cash payment options for which proper elections have been made and accepted. Cash payments will be made from Active Power’s general corporate assets, and you will be a general creditor of Active Power with respect to the cash payments until they are received.

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 825,785 shares of our common stock, or approximately 1% of the total shares of our common stock outstanding as of November 8, 2007, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $30,000.

General terms of amended options.

If we have accepted your election to amend your eligible options, you will receive the consideration described in Section 2 of this Offer to Amend. Each amended option will be amended on the amendment date (expected to be December 11, 2007). All amended options will be evidenced by a letter or other paperwork, which will be sent to you promptly after the expiration of the offer.

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following description summarizes the material terms of the Active Power, Inc. 2000 Stock Incentive Plan. Our statements in this Offer to Amend concerning the Active Power, Inc. 2000 Stock Incentive Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Active Power, Inc. 2000 Stock Incentive Plan, and the forms of option agreement under the Active Power, Inc. 2000 Stock Incentive Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Jennifer Crow at phone number (512) 744-9254, or by email at jennifercrow@activepower.com, to receive a copy of the Active Power, Inc. 2000 Stock Incentive Plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Active Power, Inc. 2000 Stock Incentive Plan.

We have currently reserved 13,568,969 shares of our common stock for issuance under the Active Power, Inc. 2000 Stock Incentive Plan (the “Active Power Stock Plan”). The share reserve under the Active Power Stock Plan automatically increases on the first trading day in January of each calendar year by an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 1,080,000 shares. In addition, no participant in the Active Power Stock Plan may be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 1,080,000 shares of common stock in total in any calendar year. The Active Power Stock Plan has three separate programs:

•

the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of our common stock at an exercise price less than, equal to or greater than the fair market value of those shares on the grant date;

•

the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones, the completion of a specified period of service or as a bonus for past services; and

•

the automatic option grant program, under which option grants will be made automatically at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

Eligibility.

The individuals eligible to participate in the Active Power Stock Plan include our officers and other employees, our non-employee board members and any consultants or other independent advisors we hire.

Administration.

The Company’s Board of Directors has authority to administer the discretionary option grant and stock issuance program but has the authority to delegate administration (other than with respect to Section 16 officers for purposes of the Exchange Act) to a committee of the Board of Directors. Subject to the terms of the Active Power Stock Plan, the Administrator determines which eligible individuals are to receive option grants or stock issuances under those programs, the terms and conditions of such options and stock, and to construe and interpret the terms of the Active Power Stock Plan and awards granted thereunder.

Exercise price.

The Administrator generally determines the exercise price at the time the option is granted. The exercise price of the amended options will have an exercise price per share equal to the fair market value of the underlying stock on the measurement date of such option for financial reporting purposes.

Vesting and exercise.

The Administrator generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the eligible option it amends, and you will receive vesting credit for any vesting credit that accrued under the original eligible option. That means that upon the amendment date, your amended options will be vested to the same extent and will continue to vest at the same rate as the eligible options they replace. Continued vesting is subject to your continued service to us through each relevant vesting date.

Term of options.

The term of options granted under the Active Power Stock Plan is as stated in the option agreements. All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the eligible options they amend. Amended options will expire earlier upon your termination of employment or other service with Active Power.

Additional plan features.

The Active Power Stock Plan includes the following features:

•

The exercise price for any options granted under the Active Power Stock Plan may be paid in cash, check or in shares of our common stock valued at the fair market value on the exercise date. The option may also be exercised through a same-day sale program through an independent brokerage firm without any cash outlay by the optionee.

•

Stock appreciation rights may be issued to selected optionees under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for these shares. We may make the payments in cash or in shares of our common stock.

Termination of employment.

If you are currently an employee or other service provider of Active Power, your employment or other service will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment or other service terminates before the expiration date, your options will have ceased to vest in accordance with their terms and you will be eligible to participate in this offer only to the extent that you hold options which have vested and remain outstanding as of the last date on which this offer remains open for acceptance. Any options with respect to which you have accepted this offer that are not eligible for amendment will be returned to you and will terminate in accordance with their terms.

Options granted under the Active Power Stock Plan generally are exercisable, to the extent vested, within the period of time specified in the optionee’s option agreement. If the optionee is terminated for Misconduct or should the optionee engage in Misconduct while his or her options are outstanding, then all such option shall terminate immediately. For these purposes, Misconduct is defined as the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets, or any intentional wrongdoing which materially adversely affects the business or affairs of Active Power.

If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your eligible option immediately prior to such amendment. In addition, with respect to any eligible cash payment options that you elect to amend pursuant to this offer, you will be entitled to receive cash payments. Such cash payments will be made regardless of whether you remain employed with or otherwise in service to the Company on the actual cash payment date, which will be on Active Power’s first payroll date in 2008.

Automatic option grant program.

Each individual who first becomes a non-employee board member receives an option grant to purchase 25,000 shares of common stock on the date such individual initially is elected or appointed to the board. In addition, on the date of each annual stockholders meeting beginning with the 2001 Annual Stockholder Meeting, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 7,500 shares of common stock, provided such individual has served on the board for at least six months.

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of board service. The shares subject to each initial 25,000-share automatic option grant will vest in a series of three successive annual installments upon the optionee’s completion of each year of board service over the three-year period measured from the grant date. The shares subject to each annual 7,500 share automatic grant will vest upon the optionee’s completion of one year of service measured from the grant date. However, the shares will vest immediately in full upon the optionee’s death or disability while then serving as a board member. In the event of certain changes in control while the optionee is serving as a board member, the shares will vest immediately in full prior to the effective date of such transaction.

Adjustments upon certain events.

Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible options with respect to which you elected to accept this offer and your eligible options will be treated in accordance with the option plan under which they were granted and with your option agreement. Further, if Active Power is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the eligible options. If Active Power is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of this adjustment, you may receive eligible options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

You should be aware that these types of transactions could affect our stock price significantly, including potentially substantially increasing the price of our shares. Your amended options may be exercisable for stock of the acquirer, not Active Power common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Active Power common stock before the effective date.

If we are acquired, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you still will receive any payments to which you are entitled as a result of your participation in this offer.

Finally, if we are acquired after the eligible options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Active Power Stock Plan under which they were granted and your amended option agreements.

Change in control.

The Active Power Stock Plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

•

In the event that we are acquired by merger or asset sale or board-approved sale by the stockholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued in effect will become exercisable for all the option shares immediately prior to the effective date of the change in control, and all outstanding unvested shares will vest immediately prior to the effective date of the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

•

The Administrator has complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee’s service with us or the acquiring entity is subsequently involuntarily terminated. The vesting of any outstanding shares under the Active Power Stock Plan may be accelerated upon similar terms and conditions.

•

The Administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest automatically in connection with a hostile takeover effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the optionee’s services.

Amendment and termination.

The board of directors may amend or modify the Active Power Stock Plan at any time, subject to any required stockholder approval. The Active Power Stock Plan will terminate no later than July 12, 2010.

Registration of shares underlying the options.

All of the shares of Active Power common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Active Power for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the eligible options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and also are subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.	Information concerning the Company.

Active Power designs, manufactures and markets power quality products that provide consistent, reliable and cost-effective ride through, or temporary, power for the majority of power disturbances, such as voltage sags and surges, and bridge the gap between a power outage and restoration of power or the time required to switch to generator power. Our products are designed to be environmentally friendly compared to existing solutions without compromising functionality, efficiency or cost. We have shipped over 1,700 flywheels, or more than 425 megawatts of our products to business locations in over 35 countries around the world since our founding in 1992. We are headquartered in Austin, Texas.

Our patented flywheel energy storage systems store kinetic energy by constantly spinning a compact steel wheel (“flywheel”) driven from utility power in a low-friction environment. When the utility power used to spin the flywheel fluctuates or is interrupted, the flywheel’s inertia causes it to continue spinning. The resulting kinetic energy of the spinning flywheel generates electricity known as “bridging power” for short periods until utility power is fully restored or a backup electric generator starts and takes over generating longer-term backup power in the case of an extended electrical outage. We believe that our flywheel products provide many competitive advantages over traditional battery-based systems, including substantial space savings, high power densities, “green” energy storage and power efficiencies as high as 98% that reduce total operational energy costs. We offer our flywheel products with load capabilities from 65 kVA to 3600 kVA, while typically targeting higher power density applications above 200 kVA since the majority of these customers already have back-up generators. We market our flywheel products under the brand name CleanSource®. CleanSource DC is a non-chemical replacement for lead-acid batteries used for bridging power. Utilizing our flywheel energy storage technology, the CleanSource DC is a stand-alone direct current (DC) product that is compatible with all major brands of uninterruptible power supplies (UPS). We built on the technological success of CleanSource DC by creating a battery-free UPS, CleanSource UPS, which integrates the UPS electronics and our flywheel energy storage system into one compact cabinet. CleanSource UPS represents the majority of our current revenues. Combining our CleanSource UPS with a generator provides customers with complete short and long-term protection in the event of a power disturbance. We sell our CleanSource flywheel products to commercial and industrial customers across a variety of vertical markets including manufacturing, technology, communications, utilities, healthcare, banking and military and in all major geographic regions of the world, but particularly in North America and Europe.

To address the longer runtime requirements of customers without backup generators that still need protection from utility disturbances, we also have developed a patented extended runtime product that we call CoolAir™ DC. We initially have targeted CoolAir DC at lower power levels than our flywheel products, and it is sold as a minute-for-minute replacement for lead-acid batteries. CoolAir DC can provide backup power for several minutes to hours depending on the customer application. CoolAir DC utilizes mature thermal and compressed air storage (TACAS) technologies combined in a proprietary manner to produce backup power during an electrical disturbance. This product discharges cool air as a by-product of its operation that also can be used by customers during an electrical disturbance as a source of backup cooling. In addition to offering a DC-only solution, when customers desire a complete backup solution with an extended runtime, we have introduced the CoolAir UPS that couples our CoolAir DC product with a third party double-conversion UPS. CoolAir initially is being targeted at small to medium-size data center customers in North America following its commercial introduction in the US in the second quarter of 2006 and the international version in the fourth quarter of 2006.

Our principal executive office is located at 2138 W. Braker Lane, BK12, Austin, Texas 78758, and our telephone number is (512) 836-6464. Our website address is www.activepower.com. Questions regarding how to participate in this offer should be directed to Jennifer Crow at Active Power at:

Jennifer Crow
Finance Manager
Active Power, Inc.
Phone:	(512) 744-9254
Fax:	(512) 836-4511

A summary of the financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $0.65 at September 30, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Year Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	September 30, 2007
Ratio of earnings to fixed charges [1]

[1]	Our earnings were insufficient to cover fixed charges and preferred stock dividends in all of the periods presented. Because of the deficiency, the ratio information is not applicable. Earnings were inadequate to cover fixed charges by $22.9 million, $21.1 million and $14.6 million for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2007, respectively. We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest. Deficiency of earnings consists of loss before income taxes plus fixed charges. We had no fixed charges or income tax expenses in all of the periods presented above.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and named executive officers is attached to this Offer to Amend as Schedule A. None of our executive officers or directors are eligible to participate in this offer.

As of November 2, 2007, our executive officers and directors as a group held options unexercised and outstanding under the Active Power Stock Plan to purchase a total of 2,335,123 of our shares, which represented approximately 45.28% of the shares subject to all options outstanding under our Active Power Stock Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the Active Power Stock Plan outstanding as of November 2, 2007. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under the Active Power Stock Plan which was 5,157,025 as of November 2, 2007. The executive officers and directors listed below are not eligible to participate in the offer.

Name	Number of Options Outstanding Under the Active Power Stock Plan as of November 2, 2007	Percentage of Total Outstanding Options Under the Active Power Stock Plan
James A. Clishem President, Chief Executive Officer & Director	700,000	13.57%
John K. Penver Vice President of Finance, Chief Financial Officer and Secretary	245,000	4.75%
James M. Murphy Vice President Sales—EMA	58,000	1.12%
Gary P. Rackow Vice President Sales—America	50,000	*
Lisa M. Brown Vice President –Marketing & Sales Operations	105,000	2.04%
Karl Scheutze Vice President—Engineering	125,260	2.43%
David Perkins Chief Technology Officer	406,301	7.88%
Jason P. Rubin Vice President—Manufacturing	128,562	2.49%
Ake Almgren Director	75,000	1.45%
Richard E. Anderson Director	90,000	1.75%
Rodney S. Bond Director	117,000	2.27%
Brad Boston Director	60,000	1.16%
Jan H. Lindelow Director	90,000	1.75%
Benjamin L. Scott Director	85,000	1.65%
Total – all officers and directors	2,335,123	45.28%

*	Less than 1%.

None of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of Active Power were engaged in transactions involving our common stock during the 60 days before and including the commencement of this offer.

12.	Status of options amended by us in the offer; accounting consequences of the offer.

Eligible options that we acquire through the acceptance of elections under this offer will be amended under the Active Power Stock Plan.

The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. We will also recognize compensation expense for financial reporting purposes in the aggregate amount of cash payments that become payable pursuant to the terms of the offer.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14.	Material United States federal income tax consequences.

If You Participate in this Offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. You may also contact John K. Penver, Chief Financial Officer for Active Power with any general questions regarding the terms of this offer.

Cash payments.

The cash payments you will receive as part of consideration for your eligible cash payment options, if any, under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee of Active Power at the time the eligible options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.

Amended options.

If you are an eligible employee who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of eligible options will be treated as a non-taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law. Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended will be no longer subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of Active Power at the time of the grant of the eligible option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction. We strongly recommend that you consult with your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer. You may also contact John K. Penver, Chief Financial Officer for Active Power with any general questions regarding the terms of this offer.

If You Do Not Participate in this Offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those eligible employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation. You may also contact John K. Penver, Chief Financial Officer for Active Power with any general questions regarding the terms of this offer.

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Pursuant to Section 409A, holders of eligible options may have income recognition and owe an additional 20% penalty tax as well as be liable for certain interest penalties.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees also may incur additional taxes and penalties under state law provisions.

Example: You hold options to purchase 4,000 shares of Active Power common stock with an original exercise price per share of $1.00 which was granted at a time when the fair market value of a share of Active Power common stock on the option’s measurement date for financial reporting purposes was $1.50. On February 14, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of the Active Power’s common stock is $2.00. Under the tax regulations and other published guidance, upon the vesting date, you may have taxable income equal to $250 (the difference between the $2.00 fair market value and the $1.00 exercise price multiplied by 250 shares that vest) and owe an additional $50 due to the 20% tax (20% of $250). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but Active Power will work as quickly as administratively feasible if future guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

Active Power cannot guarantee any particular tax results related to your eligible options; furthermore, there is uncertainty because the final tax regulations do not provide final guidance with respect to the tax consequences of discount options. Since this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional penalty taxes. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.

15.	Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 8:00 a.m., Central Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to

Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before amendment under the offer, that particular option is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.	Fees and expenses.

Active Power has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to this offer. Active Power will not provide tax advice specific to an individual’s circumstances. We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.	Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your eligible options:

1.	Description of our common stock contained in our registration statement on Form S-1 (File No. 333-36946), filed with the SEC on May 12, 2000, including any amendment or report filed for the purpose of updating such description;

2.	Our annual report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on May 14, 2007;

3.	Our quarterly reports on Form 10-Q for the quarter ended March 30, 2007, June 30, 2007 and September 30, 2007, filed with the SEC on May 15, 2007, July 27, 2007 and October 29, 2007, respectively;

4.	Our definitive proxy statement for our 2007 annual meeting of stockholders, filed with the SEC on June 1, 2007; and

5.	Our current reports on Form 8-K filed with the SEC on January 9, 2007, February 2, 2007, February 13, 2007, March 1, 2007, March 12, 2007, March 19, 2007, March 26, 2007, May 15, 2007, May 24, 2007, August 14, 2007 and October 10, 2007 (other than the portions of those documents deemed to have been furnished and not to have been filed).

The SEC file number for these filings is 000-30939. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Active Power, Inc., 2128 W. Braker Lane, BK12, Austin, Texas 78758, Attention: Jennifer Crow, or telephoning Jennifer Crow at (512) 744-9254.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Attached as Schedule B to this Offer to Amend are our summary financial statements for our fiscal quarter ended September 30, 2007 and for our fiscal year ended December 31, 2006. Our full financial statements included in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2007, filed with the SEC on October 29, 2007, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on May 14, 2007, are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC’s website at www.sec.gov.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your eligible options. Active Power has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to this offer. Active Power will not provide tax advice specific to an individual’s circumstances. You should rely only on the information in this document or documents to which we have referred you. Except to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Active Power, Inc.

November 9, 2007

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF ACTIVE POWER, INC.

The directors and executive officers of Active Power are set forth in the following table:

Name	Position and Offices Held
James Clishem	President, Chief Executive Officer and Director

John K. Penver	Vice President of Finance, Chief Financial Officer and Secretary

James M. Murphy	Vice President Sale – EMEA

Gary P. Rackow	Vice President Sales – Americas

Lisa M. Brown	Vice President – Marketing & Sales Operations

Karl Scheutze	Vice President – Engineering

David Perkins	Chief Technology Officer

Jason P. Rubin	Vice President – Manufacturing

Ake Almgren	Director

Richard E. Anderson	Director

Rodney S. Bond	Director

Brad Boston	Director

Jan H. Lindelow	Director

Benjamin L. Scott	Director

The address of each executive officer and director is: c/o Active Power, Inc., 2128 W. Braker Lane, BK12, Austin, Texas 78758.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF ACTIVE POWER, INC.

(in thousands, except per share data)

	Year Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	September 30, 2007	September 30, 2006
Summary of consolidated statements of operations:
Net sales	$25,029	$17,788	$23,389	$16,763
Gross profit	686	(298)	3,469	638
Net income (loss)	(21,149)	(22,906)	(14,582)	(17,309)
Net Income (loss) per common share-basic	$(0.43)	$(0.48)	$(0.28)	$(0.35)
Net Income (loss) per common share-diluted	$(0.43)	$(0.48)	$(0.28)	$(0.35)

	December 31, 2006	December 31, 2005	September 30, 2007
Summary of consolidated balance sheets:
Total current assets	$39,153	$49,677	$40,977
Total non-current assets	7,573	10,688	6,647
Total current liabilities	7,948	6,492	8,655
Total non-current liabilities	—	—	—
Total stockholders’ equity	38,778	53,873	38,944
Stockholders’ equity (book value)—per share	$0.78	$1.10	$0.65

	Year Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	September 30, 2007
Ratio of earnings to fixed charges [1]

[1]	Our earnings were insufficient to cover fixed charges and preferred stock dividends in all of the periods presented. Because of the deficiency, the ratio information is not applicable. Earnings were inadequate to cover fixed charges by $22.9 million, $21.1 million and $14.6 million for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2007, respectively. We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

B-1

For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest. Deficiency of earnings consists of loss before income taxes plus fixed charges. We had no fixed charges or income tax expenses in all of the periods presented above.

B-2